UNITED STATES
                         SECURITIES EXCHANGE COMMISSION
                             Washington, D.C. 20549

-------------------------------------------------------------------------------

                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934


                               (Amendment No. 1)


                             Boykin Lodging Company
                  --------------------------------------------
                                (Name of Issuer)


                          Common Stock $.01 par value
                     --------------------------------------
                         (Title of Class of Securities)


                                   103430104
                          ---------------------------
                                 (CUSIP Number)











                               December 31, 2003
                    ---------------------------------------
            (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ X ]  Rule 13d-1(b)

[   ]  Rule 13d-1(c)

[   ]  Rule 13d-1(d)

CUSIP No.  103431004

......................................................................................................................
1.    Names of Reporting Persons.

      Cliffwood Partners LLC

      I.R.S. Identification Nos. of above persons (entities only): 95-4648555
......................................................................................................................
2.    Check the Appropriate Box if a Member of a Group

      (a) [X]

      (b) [ ]
......................................................................................................................
3.    SEC Use Only
.......... ...........................................................................................................
4.    Citizenship or Place of Organization                  Delaware, United States
.............................. .......................................................................................
Number of           5.    Sole Voting Power                  None
Shares            ...................................................................................................
Beneficially        6.    Shared Voting Power                  635,600
Owned by          ...................................................................................................
Each                7.    Sole Dispositive Power             None
Reporting         ...................................................................................................
Person With         8.    Shared Dispositive Power             635,600
......................................................................................................................
9.    Aggregate Amount Beneficially Owned by Each Reporting Person                             635,600
......................................................................................................................
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares   [   ]
......................................................................................................................
11.   Percent of Class Represented by Amount in Row (9)

      3.7%
......................................................................................................................
12.   Type of Reporting Person          IA
......................................................................................................................



                                                           2

......................................................................................................................
1.    Names of Reporting Persons.

      Cliffwood Equity Fund, L.P.

      I.R.S. Identification Nos. of above persons (entities only): 95-4486713
......................................................................................................................
2.    Check the Appropriate Box if a Member of a Group

      (a) [X]

      (b) [ ]
......................................................................................................................
3.    SEC Use Only
.......... ...........................................................................................................
4.    Citizenship or Place of Organization                  Delaware, United States
.............................. .......................................................................................
Number of           5.    Sole Voting Power                  None
Shares            ...................................................................................................
Beneficially        6.    Shared Voting Power                  635,600
Owned by          ...................................................................................................
Each                7.    Sole Dispositive Power             None
Reporting         ...................................................................................................
Person With         8.    Shared Dispositive Power             635,600
......................................................................................................................
9.    Aggregate Amount Beneficially Owned by Each Reporting Person                             635,600
......................................................................................................................
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares   [   ]
......................................................................................................................
11.   Percent of Class Represented by Amount in Row (9)

      3.7%
......................................................................................................................
12.   Type of Reporting Person          PN
......................................................................................................................



                                                          3

......................................................................................................................
1.    Names of Reporting Persons.

      Cliffwood Absolute Return Strategy, L.P. (f.k.a. Cliffwood Select Equity Fund, L.P.)

      I.R.S. Identification Nos. of above persons (entities only): 95-4789951
......................................................................................................................
2.    Check the Appropriate Box if a Member of a Group

      (a) [X]

      (b) [ ]
......................................................................................................................
3.    SEC Use Only
.......... ...........................................................................................................
4.    Citizenship or Place of Organization                  Delaware, United States
.............................. .......................................................................................
Number of           5.    Sole Voting Power                  None
Shares            ...................................................................................................
Beneficially        6.    Shared Voting Power                  635,600
Owned by          ...................................................................................................
Each                7.    Sole Dispositive Power             None
Reporting         ...................................................................................................
Person With         8.    Shared Dispositive Power             635,600
......................................................................................................................
9.    Aggregate Amount Beneficially Owned by Each Reporting Person                             635,600
......................................................................................................................
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares   [   ]
......................................................................................................................
11.   Percent of Class Represented by Amount in Row (9)

      3.7%
......................................................................................................................
12.   Type of Reporting Person          PN
......................................................................................................................



                                                          4

......................................................................................................................
1.    Names of Reporting Persons.

      Cliffwood Absolute Return Strategy, Ltd. (f.k.a. Cliffwood Select Equity Fund, Ltd.)

      I.R.S. Identification Nos. of above persons (entities only): N/A
......................................................................................................................
2.    Check the Appropriate Box if a Member of a Group

      (a) [X]

      (b) [ ]
......................................................................................................................
3.    SEC Use Only
.......... ...........................................................................................................
4.    Citizenship or Place of Organization                  Cayman Islands, British West Indies
.............................. .......................................................................................
Number of           5.    Sole Voting Power                 None
Shares            ...................................................................................................
Beneficially        6.    Shared Voting Power                  635,600
Owned by          ...................................................................................................
Each                7.    Sole Dispositive Power            None
Reporting         ...................................................................................................
Person With         8.    Shared Dispositive Power             635,600
......................................................................................................................
9.    Aggregate Amount Beneficially Owned by Each Reporting Person                             635,600
......................................................................................................................
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares   [   ]
......................................................................................................................
11.   Percent of Class Represented by Amount in Row (9)

      3.7%
......................................................................................................................
12.   Type of Reporting Person          OO
......................................................................................................................



                                                          5

......................................................................................................................
1.    Names of Reporting Persons.

      Cliffwood Value Equity Fund, L.P.

      I.R.S. Identification Nos. of above persons (entities only): 95-4817104
......................................................................................................................
2.    Check the Appropriate Box if a Member of a Group

      (a) [X]

      (b) [  ]
......................................................................................................................
3.    SEC Use Only
.......... ...........................................................................................................
4.    Citizenship or Place of Organization                  Delaware, United States
.............................. .......................................................................................
Number of           5.    Sole Voting Power                  None
Shares            ...................................................................................................
Beneficially        6.    Shared Voting Power                  635,600
Owned by          ...................................................................................................
Each                7.    Sole Dispositive Power             None
Reporting         ...................................................................................................
Person With         8.    Share Dispositive Power              635,600
......................................................................................................................
9.    Aggregate Amount Beneficially Owned by Each Reporting Person                             635,600
......................................................................................................................
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares   [   ]
......................................................................................................................
11.   Percent of Class Represented by Amount in Row (9)

      3.7%
......................................................................................................................
12.   Type of Reporting Person          PN
......................................................................................................................

Item 1(a).  Name of Issuer:

            Boykin Lodging Company

Item 1(b).  Address of Issuer's Principal Executive Offices:

            Guildhall Building, Suite 1500
            45 W. Prospect Avenue,
            Cleveland, Ohio

Item 2(a).  Name of Person Filing
Item 2(b).  Address of Principal Business Office or, if None, Residence
Item 2(c).  Citizenship

            Cliffwood Partners LLC
            11726 San Vicente Blvd. #600
            Los Angeles, CA  90049
            Delaware limited liability company

            Cliffwood Equity Fund, L.P.
            c/o Cliffwood Partners LLC
            11726 San Vicente Blvd. #600
            Los Angeles, CA  90049
            Delaware limited partnership

            Cliffwood Absolute Return Strategy, L.P.
            c/o Cliffwood Partners LLC
            11726 San Vicente Blvd. #600
            Los Angeles, CA  90049
            Delaware limited partnership

            Cliffwood Absolute Return Strategy, Ltd.
            c/o CITCO Fund Services (Cayman Islands) Limited
            P.O. Box 31106
            Corporate Centre
            West Bay Road
            Grand Cayman, Cayman Islands
            British West Indies
            Cayman Islands exempted company

            Cliffwood Value Equity Fund, L.P.
            c/o Cliffwood Partners LLC
            11726 San Vicente Blvd. #600
            Los Angeles, CA  90049
            Delaware limited partnership

Item 2(d).  Title of Class of Securities:

            Common Stock $.01 par value

Item 2(e).  CUSIP Number:

            103430104

Item 3. If This Statement is Filed Pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c),
            Check Whether the Person Filing is a:

            (a) | | Broker or dealer registered under Section 15 of the Act.
            (b) | | Bank as defined in Section 3(a)(6) of the Act.
            (c) | | Insurance company as defined in Section 3(a)(19) of the
                    Act.
            (d) | | Investment company registered under Section 8 of the
                    Investment Company Act of 1940.
            (e)  X  An investment adviser in accordance with Section
                    240.13d-1(b)(1)(ii)(E);
            (f) | | An employee benefit plan or endowment fund in accordance
                    with Section 240.13d-1(b)(1)(ii)(F);
            (g) | | A parent holding company or control person in accordance
                    with Section 240.13d-1(b)(1)(ii)(G);
            (h) | | A savings association as defined in Section 3(b) of the
                     Federal Deposit Insurance Act;
            (i) | | A church plan that is excluded from the definition of an
                    investment company under Section 3(c)(14) of the Investment Company Act of 1940;
            (j) | | Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

Item 4.     Ownership:

            Cliffwood Partners LLC
            Cliffwood Equity Fund, L.P.
            Cliffwood Absolute Return Strategy, L.P.
            Cliffwood Absolute Return Strategy, Ltd.
            Cliffwood Value Equity Fund, L.P.
            Oregon Public Employees Retirement Fund


            a. Amount beneficially owned: Cliffwood Equity Fund, L.P. beneficially owns 11,300 shares of common stock; Cliffwood Absolute Return Strategy L.P. beneficially owns 53,500 shares of common stock; Cliffwood Absolute Return Strategy, Ltd. beneficially owns 10,400 shares of common stock; Cliffwood Value Equity Fund, L.P. beneficially owns 440,500 shares of common stock, and Oregon Public Employees Retirement Fund beneficially owns 119,900 shares of common stock (through an account managed by Cliffwood Partners LLC), for an aggregate total of 635,600 shares of common stock.

            b. Percent of Class: 3.7% of the aggregate outstanding shares of that class as of December 31, 2003.

     The sole power to vote or direct the vote of the entire shareholding and the sole power to dispose of or direct the disposal of the entire shareholding has been delegated to Cliffwood Partners LLC for each of Cliffwood Equity
Fund, L.P., Cliffwood Absolute Return Strategy, L.P., Cliffwood Absolute Return Strategy, Ltd., Cliffwood Value Equity Fund, L.P. and Oregon Public Employees Retirement Fund's managed account.

Item 5.     Ownership of Five Percent or Less of a Class:
            Not applicable

Item 6.     Ownership of More than Five Percent on Behalf of Another Person:
            Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

            Not applicable

Item 8.     Identification and Classification of Members of the Group:

            Not applicable

Item 9.     Notice of Dissolution of Group:

            Not applicable.

Item 10.    Certification:

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                            February 5, 2004
                                                         ----------------------
                                                                  Date


                                                             /s/ Carl B. Tash
                                                           --------------------
                                                           Carl B. Tash, CEO

CLIFFWOOD PARTNERS LLC

     /s/ Carl B. Tash
---------------------------
    Carl B. Tash, CEO

CLIFFWOOD EQUITY FUND, L.P.
By: Cliffwood Partners LLC, its general partner

     /s/ Carl B. Tash
---------------------------
     Carl B. Tash, CEO

CLIFFWOOD ABSOLUTE RETURN STRATEGY, L.P.
By: Cliffwood Partners LLC, its general partner

     /s/ Carl B. Tash
---------------------------
     Carl B. Tash, CEO

CLIFFWOOD ABSOLUTE RETURN STRATEGY, LTD.
By: Cliffwood Partners LLC, as investment manager

     /s/ Carl B. Tash
---------------------------
     Carl B. Tash, CEO

CLIFFWOOD VALUE EQUITY FUND, L.P.
By: Cliffwood Partners LLC, its general partner

     /s/ Carl B. Tash
---------------------------
     Carl B. Tash, CEO